For Immediate Release:

TaxMasters Grows New Clients by 29% in Q1 2010 Compared to Q1 2009

Growth in new clients up 29% over1Q 2010

HOUSTON, TX – May 11, 2010 — TaxMasters, Inc. (OTC Bulletin Board: TAXS), the IRS tax relief company, today announced that the company engaged a record number of new clients in the first quarter, from January 1 through March 31, 2010. The number of new clients in January 2010 represents a 22% increase over the number of new clients in January 2009. In addition, the Company reported 30% and 34% increases in new clients for the months of February and March 2010 respectively. For the entire first quarter 2010, the Company reported a 29% increase in new client engagements over the number of new clients in the first quarter 2009. This three-month increase builds on the momentum in new client growth that TaxMasters experienced throughout the fourth quarter of 2009.

The company expects new client growth, in general, to continue for the remainder of 2010, although not necessarily at the same pace as in the first quarter of 2010. To meet the growth in clients TaxMasters has hired additional personnel, with the total number of TaxMasters employees up 30% from 224 in March 2009 to 323 in March 2010.

“We continue to see increased demand for tax relief services, and a growing number of individuals and businesses dealing with tax problems throughout the U.S.,” says Patrick Cox, Founder, President and Board Chairman of TaxMasters, Inc. “These trends are reinforced by the number of new clients who reached out to TaxMasters for tax help in the first quarter of 2010.”

Cox continued, “Going forward, we believe that larger economic factors, as well as increased collection efforts by the IRS, will continue to drive demand for our services, as taxpayers look to get back into tax compliance and resolve other tax problems. We are confident that the staffing level increases and corporate infrastructure expansion we undertook in 2009 will meet anticipated growth as we continue to execute our strategic plan for TaxMasters.”

About TaxMasters, Inc.
TaxMasters, Inc. (OTCBB: TAXS), the IRS tax relief company, is the first publicly traded tax resolution firm in the United States. Started by Patrick R. Cox in 2001, TaxMasters offers services and counsel to taxpayers across the country facing seemingly insurmountable tax problems, and relief from substantial federal tax debt.

Employing over 300 people, TaxMasters leverages the expertise of ex-IRS agents, enrolled agents, attorneys, CPAs, and seasoned tax consultants ready to counsel and assist every day people with their specific tax problems today.

For more information about TaxMasters, Inc. and its commitment to help taxpayers in the United States solve tax problems, please visit www.txmstr.com.

Follow TaxMasters on Twitter at http://twitter.com/gotaxmasters.

Forward-Looking Statements
Any forward-looking statements, as defined in the Securities Exchange Act of 1934, in this release (often identified by such words as "believes," "expects," "beginning," "intended," "planned") regarding future expectations, objectives, and plans for TaxMasters, Inc. are based on opinions and estimates of management at the time the statement was made. Various known and unknown factors may cause actual results to be materially different from the expected outcomes. TaxMasters, Inc. does not, as a matter of policy, update or revise forward-looking statements. Actual results may vary materially.

Company:	Investors/Media:

TaxMasters, Inc., Houston	Gregory FCA Communications
DeWayne Logan	Paul Johnson
281.497.4226 x2061	610.228.2113

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